SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):  July 6, 1997





                ACACIA RESEARCH CORPORATION
     (Exact name of registrant as specified in its charter)



California                 0-26068                  95-440574
(State or other     (Commission File Number)    (IRS Employer
jurisdiction of                                 Identification
No.)
incorporation)

12 South Raymond Avenue, Pasadena, California           91105
  (Address of principal executive offices)            (Zip Code)


 Registrant's telephone number including area code: (818)
449-6431


   (Former name or former address, if changed since last report.)
Not applicable.


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Item 2.   Acquisition or Disposition of Assets

     On July 6, 1997, Acacia Research Corporation ("Registrant") purchased from H. Lee Browne ("Browne") and David H. Schmidt ("Schmidt") a total of 2,625,000 shares (the "Soundview Shares") of common stock, $.001 par value per share, of Soundview Technologies Incorporated, a Delaware corporation ("Soundview"), pursuant to the terms of a Common Stock Purchase Agreement among Registrant, Browne and Schmidt dated July 6, 1997 (a copy of which is attached hereto as Exhibit 2.1). The Soundview Shares represent 35% of the outstanding capital stock of Soundview. As a result of the transaction, Registrant now owns approximately 51% of the outstanding common stock of Soundview. Soundview holds a patent relating to audio and video blanking technology (commonly referred to as "V-chip" technology) and proprietary technology relating to the telecommunications field. Soundview has developed the V Chip Converter to enable audio and video blanking to be performed on televisions which do not themselves contain V-chip technology.

     The purchase price for the Soundview Shares consisted of a total of 400,000 shares of common stock of Registrant, $500,000 in cash and the issuance of non-recourse promissory notes to Browne and Schmidt in the aggregate principal amount of $900,000 (the "Notes"). A portion of the proceeds of a private offering of equity securities (common stock and warrants) of Registrant completed in June 1997 was used to fund the cash component of the transaction. The Notes are due and payable on November 1, 1997 and bear interest at the rate of 6.07% per annum. The Notes are secured by a pledge of 843,750 shares (in the aggregate) of Soundview common stock pursuant to two Pledge Agreements between Registrant on the one hand, and each of Browne and Schmidt on the other, dated as of July 6, 1997 (the "Pledge Agreements"). (The Notes and the Pledge Agreements are attached hereto as Exhibits
2.2 and 2.3, respectively.) The purchase price was determined by negotiations among the parties and is based upon estimates of the business potential and risk of Soundview.

     Pursuant to the Common Stock Purchase Agreement, Registrant, Browne and Schmidt entered into an Amended and Restated Stockholders' Agreement (which is attached hereto as Exhibit 2.4) to provide for elections of directors and other matters relating to Soundview. In addition, as part of the transaction, Soundview entered into five year employment agreements with each of Browne and Schmidt (such Employment Agreements are attached hereto as Exhibit 2.5). Also, Registrant agreed to promptly file and maintain a registration statement with the Securities and Exchange Commission covering the proposed resale of shares of Registrant's common stock by Browne and Schmidt.

     Browne was and remains the President and Chief Executive Officer of Soundview. Browne is also the Chief Executive Officer and majority owner of Greenwich Information Technologies LLC, an entity in which Registrant has a substantial minority ownership interest. Schmidt was and remains the Vice President and Director of Technology of Soundview.


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Item 7.   Financial Statements, Pro Forma Financial Information
          and Exhibits

          (a) Audited financial information. Financial statements for the year ended December 31, 1996, and independent auditor's report for 1996. It is impracticable for the Registrant to file audited financial information for 1996 at the time of filing of this Current Report. Registrant will file such audited financial information as soon as practicable, but in no event later than 60 days from July 21, 1997.

          (b)  Pro forma financial information.  It is
               impracticable for Registrant to file pro forma financial information at the time of filing of this Current Report. Registrant will file such pro forma financial information as soon as practicable, but in no event later than 60 days from July 21, 1997.

          (c)  Exhibits

               2.1  Common Stock Purchase Agreement dated July 6,
                    1997, among Acacia Research Corporation, H.
                    Lee Browne and David H. Schmidt.

               2.2  Form of Non-Recourse Promissory Note of
                    Acacia Research Corporation in favor of each of H. Lee Browne and David H. Schmidt.

               2.3  Form of Pledge Agreement between Acacia
                    Research Corporation and each of H. Lee
                    Browne and David H. Schmidt.

               2.4 Amended and Restated Stockholders' Agreement among Acacia Research Corporation, Soundview
                    Technologies Incorporated, H. Lee Browne and
                    David H. Schmidt dated July 6, 1997.

               2.5  Form of Employment Agreement between
                    Soundview Technologies Incorporated and each of H. Lee Browne and David H. Schmidt.


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     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              ACACIA RESEARCH CORPORATION



                                   /S/  PAUL R. RYAN
                              By:  Paul R. Ryan
                                   President and Chief Executive
                                   Officer


DATED:  July 21, 1997

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